CONSENT OF INDEPENDENT AUDITOR

We consent to the use in Form 10-K to be filed by Stansbury Holdings Corporation of our report dated January 15, 1997 accompanying the audited financial statement of Stansbury Holdings Corporation as of June 30, 1996 and 1995 and to the use of our name under the captions "Experts" in the filings.


/s/ Taylor & Company
February 12, 1997